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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Rossi        Donald        G.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              i3 Mobile, Inc. "IIIM"              (Month/Day/Year)
     (Last)     (First)     (Middle)           4/5/00                    ------------------------------      7.  Individual or
c/o i3 Mobile, Inc.  181 Harbor Dr.         ----------------------------  5. Relationship of Reporting           Joint/Group Filing
----------------------------------------   3. IRS Identification Number      Person to Issuer                   (Check Applicable
             (Street)                         of Reporting Person            (Check all applicable)                Line)
                                              if an Entity (Voluntary)   ----- Director ----- 10% Owner        X Form filed by One
 Stamford            CT       06902                                      _ X _ Officer -----  Other (specify     Reporting Person
--------------------------------------     ----------------------------        (give title below)      below)
      (City)      (State)      (Zip)                                           Vice President, Sales             Form filed by More
                                                                               ---------------------------       than One Reporting
                                                                                                                 Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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* If the Form is filed by more than one Reporting Person, see Instructions 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 ---------------------------------------------------                (D) or
                                 Date        Expira-                       Amount or                Indirect (I)
                                 Exercis-    tion             Title        Number                   (Instr. 5)
                                 able        Date                          of Shares

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Incentive Stock Options          4/5/00(1)   10/18/09     Common Stock     50,000     $ 4.00             D
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Incentive Stock Options          12/31/00(2)  4/2/10      Common Stock     12,500     $15.00             D
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Explanation of Responses:

(1) Grant to reporting person of options to buy shares of common stock under i3 Mobile, Inc.'s 1995 Stock Incentive Plan. The options become exercisable in 25% increments on each succeeding December 31, until all options are exercisable.

(2) Grant to reporting person of options to buy shares of common stock under i3 Mobile, Inc.'s 2000 Stock Incentive Plan. The options become exercisable in 25% increments on each succeeding December 31, until all options are exercisable.

                                                                                             Donald G. Rossi

                                                                                     By: /s/ Donald G. Rossi               4/5/00
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date


Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1147 (9-93)
